Exhibit (h)
Fidus Investment Corporation
(a Maryland Corporation)
[•] Shares of Common Stock
Par Value $0.001 per Share
Underwriting Agreement
[•], 2011
Morgan Keegan & Company, Inc.
As representative of the several Underwriters
          named in Schedule A
  c/o Morgan Keegan & Company, Inc.
  50 North Front Street
  Memphis, TN 38103
Ladies and Gentlemen:
     Each of Fidus Investment Corporation, a Maryland corporation (the “Company”), Fidus Mezzanine Capital, L.P., Delaware limited partnership (the “Fund” and, together with the Company, the “Fidus Entities”), and Fidus Investment Advisors, LLC, a Delaware limited liability company (the “Advisor”) registered as an investment advisor under the Investment Advisers Act of 1940, as amended and the rules and regulations thereunder (the “Advisers Act”), confirms its agreement with the underwriters listed on Schedule A hereto (collectively, the “Underwriters”), for whom Morgan Keegan & Company, Inc. (“Morgan Keegan”) is acting as representative (in such capacity, the “Representative”), with respect to the issue and sale by the Company and the purchase by the Underwriters, acting severally and not jointly (the “Offering”), of the respective number of shares of the Company’s common stock, par value $0.001 per share (the “Common Shares”) set forth in Schedule A hereof, and with respect to the grant by the Company to the Underwriters, acting severally and not jointly, of the option described in Section 3(b) hereof to purchase all or any part of [•] additional Common Shares to cover over-allotments, if any. The aforesaid [•] Common Shares (the “Firm Shares”) to be purchased by the Underwriters and all or any part of the [•] Common Shares subject to the option described in Section 3(b) hereof (the “Option Shares”) are collectively referred to as the “Shares.”
     The Fidus Entities have completed a series of transactions described in the Prospectus (as hereinafter defined) under the captions “Summary — Formation Transaction” and “Formation Transactions; Business Development Company and Regulated Investment Company Elections” (such transactions being hereinafter referred to collectively as the “Formation Transactions”). For purposes of this Agreement, the term “Advisor” refers to Fidus Capital, LLC prior to the consummation of the Formation Transactions and Fidus Investment Advisors, LLC after the consummation of the Formation Transactions.
     At the Closing Time (as hereinafter defined), the Company will have entered into (i) an

Investment Advisory Agreement, dated as of [•], 2011 (the “Investment Advisory Agreement”) with the Advisor and (ii) an Administration Agreement, dated as of [•], 2011 (the “Administration Agreement”) with the Advisor.
     The Fidus Entities hereby acknowledge that, in connection with the proposed Offering of the Shares, up to [•] Shares (the “Directed Shares”), or approximately [•]% of the Firm Shares (the “Reserved Shares”), shall be reserved for sale by the Underwriters, at the initial public offering price, to the Fidus Entities’ directors, officers, consultants and other persons having a relationship with the Fidus Entities as designated by the Fidus Entities (collectively, the “Directed Share Participants”) as part of the distribution of the Shares by the Underwriters (the “Directed Share Program”), subject to the terms of this Agreement, the applicable rules, regulations and interpretations of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and all other applicable laws, rules and regulations. The number of Shares available for sale to the general public will be reduced to the extent that Directed Share Participants purchase Reserved Shares. To the extent that sales of Directed Shares are not orally confirmed for purchase by Directed Share Participants by 6:00 p.m., Eastern time, on the day of pricing of the Firm Shares, the Directed Shares will be offered to the public as part of the offering and sale of the Shares as contemplated herein. It is understood that unless a Directed Share Participant has made such confirmation, such Directed Share Participant is under no obligation to purchase Directed Shares and such Directed Share Participant may not participate in the purchase of Directed Shares. The Company has supplied the Representative with names, addresses and telephone numbers of the individuals or other entities, which the Company has designated to be participants in the Directed Share Program. It is understood that any number of those designated to participate in the Directed Share Program may decline to do so.
     The Company understands that the Underwriters propose to make a public offering of the Shares as soon as the Underwriters deem advisable after this Agreement has been executed and delivered.
     Pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “1933 Act”), and in compliance with the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (collectively, the “1940 Act”), the Fidus Entities have prepared and filed with the United States Securities and Exchange Commission (the “Commission”) a joint registration statement on Form N-2/N-5 (File No. 333-172550) to register the offer and sale of the Shares in connection with the Offering.
     Pursuant to the 1940 Act, the Company has filed with the Commission a Notification of Election to be Subject to Sections 55 through 65 of the 1940 Act filed on Form N-54A ( a “BDC Election”) (File No. 814-00861), pursuant to which the Company elected to be treated as a business development company (“BDC”) under the 1940 Act. Pursuant to the 1940 Act, the Fund has filed with the Commission a BDC Election (File No. 814-00862), pursuant to which the Fund elected to be treated as a BDC under the 1940 Act. The Company intends to elect to be treated as a regulated investment company (“RIC”) (within the meaning of Section 851(a) of the Internal Revenue Code of 1986, as amended (the “Code”)) commencing with its first taxable year that it is treated as a corporation for Federal income tax purposes.

     The joint registration statement as amended, including the exhibits and schedules thereto, at the time it became effective, including the information, if any, omitted from the joint registration statement pursuant to Rule 430A (the “Rule 430A Information”), any registration statement filed pursuant to Rule 462(b) under the 1933 Act, and any post-effective amendment thereto, is hereinafter referred to as the “Registration Statement.” The preliminary prospectus subject to completion dated [•], 2011 that omitted the Rule 430A Information and was distributed prior to the execution and delivery of this Agreement and filed pursuant to Rule 497 under the 1933 Act is herein called the “Preliminary Prospectus.”
     The Company has prepared and will file with the Commission in accordance with Rule 497 under the 1933 Act, a final prospectus (the “Final Prospectus”) in connection with the offer and sale of the Shares. The Preliminary Prospectus and Final Prospectus are hereinafter referred to collectively as the “Prospectus.”
     The Preliminary Prospectus, together with the information set forth on Schedule B hereto (which includes information the Underwriters have informed the Company is being conveyed orally by the Underwriters to prospective purchasers at or prior to the Underwriters’ confirmation of sales of the Shares in the public offering) is hereinafter referred to as the “Disclosure Package.”
     All references in this Agreement to the Registration Statement, the Preliminary Prospectus, the Final Prospectus or any amendments or supplements to any of the foregoing, shall include any copy thereof filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).
Section 1.     Representations and Warranties by the Fidus Entities.
     Each of the Fidus Entities represents and warrants to and agrees with each of the Underwriters, as of the date hereof, the Applicable Time (defined below), the Closing Time referred to in Section 3(c) hereof and as of each Date of Delivery (if any) referred to in Section 3(b) hereof, as follows:
     (a)     Compliance with Registration Requirements.
(i)     The Company meets the requirements for use of Form N-2, and the Fund meets the requirements for use of Form N-5, each under the 1933 Act. The Registration Statement has become effective under the 1933 Act, and no stop order suspending the effectiveness of the Registration Statement or suspending the use of the Preliminary Prospectus or the Final Prospectus has been issued, and no proceedings for any such purpose, have been instituted or are pending or, to the knowledge of the Fidus Entities, are contemplated by the Commission, and any request on the part of the Commission for additional information with respect thereto has been complied with.

(ii)     At the respective times the Registration Statement, and any post-effective amendment thereto, became effective and at the Closing Time, as hereinafter defined (and, if any Option Shares are purchased, at the Date of Delivery), the Registration Statement, and all amendments and supplements thereto complied and will comply in all material respects with the requirements of the 1933 Act and the 1940 Act, and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Neither the Preliminary Prospectus, the Final Prospectus nor any amendment or supplement thereto, at the time the Prospectus or any such amendment or supplement was issued and at the Closing Time (and, if any Option Shares are purchased, at the Date of Delivery), included or will include any untrue statement of a material fact or omitted or will omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement or Prospectus made in reliance upon and in conformity with information furnished to the Fidus Entities by or on behalf of any Underwriter for use in the Registration Statement or Prospectus, it being understood and agreed that the only such information furnished to the Fidus Entities in writing by the Underwriters consists of the information described in Section 7(f) below.
(iii)     The Disclosure Package as of the Applicable Time does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with information relating to any Underwriter furnished to the Fidus Entities in writing by any Underwriter or its representative expressly for use therein, it being understood and agreed that the only such information furnished by the Underwriters to the Fidus Entities consists of the information described in Section 7(f) below. As used in this subsection and elsewhere in this Agreement “Applicable Time” means [•] p.m. (Eastern time) on [•], 2011; provided that, if, subsequent to the date of this Agreement, the Fidus Entities and the Representative have determined that the Disclosure Package included an untrue statement of material fact or omitted a statement of material fact necessary to make the information therein not misleading, and have agreed, in connection with the public offering of the Shares, to provide an opportunity to purchasers to terminate their old contracts and enter into new contracts, then “Applicable Time” will refer to the information available to purchasers at the time of entry into the first such new contract.
(iv)     The Preliminary Prospectus when first filed under Rule 497 and as of its date complied in all material respects with the 1933 Act, and if filed by electronic transmission pursuant to EDGAR (except as may be permitted by Regulation S-T under the 1933 Act), was substantially identical to the copy thereof delivered to the Underwriters for use in connection with this Offering. The Final Prospectus when first filed under Rule 497 and as of its date complied in all material respects with the 1933 Act, and if filed by electronic transmission pursuant to EDGAR (except as may be permitted by Regulation S-T under the 1933 Act), will be substantially identical to the copy thereof delivered to the Underwriters for use in connection with this Offering.
(v)     Each of the Fidus Entities’ registration statement on Form 8-A under the 1934 Act is effective.
     (b)     Independent Accountant. McGladrey & Pullen, LLP, which has expressed its opinion with respect to certain of the financial statements (which term as used in this Agreement includes the related notes thereto) and supporting schedules filed with the Commission as a part of the Registration Statement and included in the Prospectus and the Disclosure Package, is an independent registered public accounting firm as required by the 1933 Act and the 1934 Act.
     (c)     Expense Summary. The information set forth in the Prospectus in the Fees and Expenses Table has been prepared in accordance with the requirements of Form N-2 and to the extent estimated or projected, such estimates or projections are believed to be reasonably based.
     (d)     Preparation of the Financial Statements. The financial statements filed with the Commission as a part of the Registration Statement and included in the Prospectus and the Disclosure Package present fairly the financial position of the Fund as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. No other financial statements or supporting schedules are required to be included in the Registration Statement. The financial data and financial information included in the Prospectus and the Disclosure Package under the captions “Summary Financial and Other Information,” and “Selected Financial and Other Information” present fairly in all material respects the information shown therein and have been compiled on a basis consistent with the financial statements included in the Registration Statement. All adjustments to historical financial information to arrive at pro forma financial information are reasonably based. All disclosures contained in the Registration Statement, the Disclosure Package or the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G under the 1934 Act and Item 10 of Regulation S-K under the 1933 Act, to the extent applicable.
     (e)     Internal Control Over Financial Reporting. The Fidus Entities will maintain a system of internal control over financial reporting (as such term is defined in Rules 13a-15 and 15d-15 under the 1934 Act) sufficient to provide reasonable assurances that its financial reporting is reliable and its financial statements for external purposes are prepared in accordance with GAAP.

     (f)     Disclosure Controls. The Fidus Entities will maintain disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-15 under the 1934 Act) that are designed to ensure that material information relating to the Fidus Entities is made known to the Company’s Chief Executive Officer and Chief Financial Officer by others within the Company.
     (g)     No Material Adverse Change. Except as otherwise disclosed in the Disclosure Package and the Prospectus, subsequent to the respective dates as of which information is given in the Disclosure Package and the Prospectus: (i) there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, net asset value, prospects, business or operations, whether or not arising from transactions in the ordinary course of business of a Fidus Entity (any such change or effect, where the context so requires is called a “Material Adverse Change” or a “Material Adverse Effect”); (ii) neither the Company, the Fund, nor Fidus Investment GP, LLC, the general partner of the Fund (the “General Partner”), has incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business or entered into any material transaction or agreement not in the ordinary course of business; and (iii) except for regular distributions paid or declared by the Fund to its partners consistent with past practice or any other distributions described in the Prospectus, there has been no dividend or distribution of any kind declared, paid or made by the Company, the Fund or the General Partner.
     (h)     Good Standing of the Company, the Fund and the General Partner. The Company is duly incorporated and validly existing as a corporation in good standing under the laws of the state of Maryland and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and the Disclosure Package and to enter into and perform its obligations under this Agreement. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.
     The Fund is a limited partnership duly organized and validly existing as a limited partnership under the laws of the state of Delaware and is duly qualified as a foreign limited partnership to transact business, and is in good standing in each jurisdiction in which such qualification is required whether by reason of ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.
     The General Partner is a limited liability company that is duly formed and validly existing as a limited liability company under the laws of the state of Delaware and is duly qualified as a foreign limited liability company to transact business, and is in good standing in each jurisdiction in which such qualification is required whether by reason of ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

     All of the issued and outstanding limited liability company interests and partnership interests of the General Partner and the Fund, respectively, have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim.
     (i)     Subsidiaries of the Company. The Company does not own, directly or indirectly, any shares of stock or any other equity or long-term debt securities of any corporation or other entity other than (i) 100% of the equity interests in the Fund and the General Partner and (ii) those corporations or other entities described in the Disclosure Package and the Prospectus under the caption “Portfolio Companies” (each a “Portfolio Company” and collectively, the “Portfolio Companies”). Except as otherwise disclosed in the Disclosure Package and the Prospectus, neither Fidus Entity controls (as such term is defined in Section 2(a)(9) of the 1940 Act), any of the Portfolio Companies. In accordance with Article 6 of Regulation S-X under the 1933 Act, the Company is not required to consolidate the financial statements of any corporation, association or other entity with the Company’s financial statements other than the Fund and the General Partner. For purposes of this Agreement, “subsidiaries” includes, but is not limited to, the Fund and the General Partner.
     (j)     Portfolio Companies. The Company or the Fund has duly authorized, executed and delivered agreements required to make the investments described in the Disclosure Package and the Prospectus under the caption “Portfolio Companies” (each a “Portfolio Company Agreement”). Except as otherwise disclosed in the Disclosure Package and the Prospectus, to the knowledge of the Fidus Entities, each of the Portfolio Companies is current in all material respects with all of its obligations under the applicable Portfolio Company Agreement, and no event of default (or a default which with the giving of notice or the passage of time would become an event of default) has occurred under such agreements, except to the extent that any such failure to be current in its obligations and any such default would not reasonably be expected to result in a Material Adverse Change.
     (k)     Officers and Directors. Except as disclosed in the Prospectus, no person is serving or acting as an investment adviser, officer or director of either Fidus Entity except in accordance with the applicable provisions of the 1940 Act. Except as disclosed in the Registration Statement, the Disclosure Package and the Prospectus, no director of either Fidus Entity is (i) an “interested person” (as defined in the 1940 Act) of the Fidus Entities or (ii) an “affiliated person” (as defined in the 1940 Act) of any Underwriter. For purposes of this Section 1(k), the Fidus Entities shall be entitled to reasonably rely on representations from such officers and directors.
     (l)     Business Development Company Election. Each Fidus Entity has filed the BDC Election and, accordingly, has duly elected to be subject to the provisions of Sections 55 through 65 of the 1940 Act. At the time the Fidus Entities’ BDC Elections were filed with the Commission, each (i) contained all statements required to be stated therein in accordance with, and complied in all material respect with the requirements of, the 1940 Act and (ii) did not include any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading. Neither Fidus Entity has filed with the Commission any notice of withdrawal of the BDC Election pursuant to Section 54(c) of the 1940 Act, the BDC Election remains in full force and effect, and, to each Fidus Entity’s knowledge, no order of suspension or revocation of the BDC Election under the 1940 Act has been issued or proceedings therefore initiated or threatened by the Commission. The operations of each Fidus Entity are in compliance in all material respects with the provisions of the 1940 Act, including the provisions applicable to BDCs.
     (m)     Authorization and Description of Common Shares. The Company represents and warrants that the authorized, issued and outstanding capital stock of the Company is as set forth in the Prospectus and the Disclosure Package as of the date thereof under the caption “Capitalization.” The Common Shares (including the Shares) conform in all material respects to the description thereof contained in the Prospectus and the Disclosure Package. All issued and outstanding Common Shares of the Company have been duly authorized and validly issued and are fully paid and non-assessable, and have been offered and sold or exchanged by the Company in compliance with all applicable laws (including, without limitation, federal and state securities laws). None of the outstanding Common Shares of the Company was issued in violation of the preemptive or other similar rights of any security holder of the Company, nor does any person have any preemptive right of first refusal or other right to acquire any of the Shares covered by this Agreement. No shares of preferred stock of the Company have been designated, offered, sold or issued and none of such shares of preferred stock are currently outstanding. The description of the Company’s stock option, stock bonus and other stock plans or arrangements, if any, and the options or other rights granted thereunder, set forth in the Prospectus and the Disclosure Package accurately and fairly presents the information required to be shown with respect to such plans, arrangements, options and rights. The Shares to be purchased by the Underwriters from the Company have been duly authorized for issuance and sale to the Underwriters pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued, fully paid and non-assessable.
     (n)     Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. Neither Fidus Entity is in violation of or default under (i) its charter, by-laws or similar organizational documents, (ii) any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument, including any Portfolio Company Agreement to which they are a party or bound or to which any of the properties or assets are subject, or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over them or any of their properties, as applicable, except with respect to clauses (ii) and (iii) herein, for such violations or defaults as would not, individually or in the aggregate, have a Material Adverse Effect. No person has the right to act as an underwriter or as a financial advisor to the Company in connection with or by reason of the offer and sale of the Shares contemplated hereby.
     The Fidus Entities’ execution, delivery and performance of this Agreement, the Formation Agreements (defined below), the Investment Advisory Agreement and the Administration Agreement and consummation of the transactions contemplated thereby and by the Prospectus and the Disclosure Package (i) have been duly authorized by all necessary corporate and/or partnership action, have been effected in accordance with Section 23(b) of the 1940 Act (which is made applicable to BDCs pursuant to Section 63 of the 1940 Act), as applicable, and will not result in any violation of the provisions of the charter or bylaws of the Company or the partnership agreement of the Fund, (ii) does not and will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or the Fund pursuant to, or require the consent of any other party to, any existing instrument, except for such conflicts, breaches, defaults, liens, charges or encumbrances as would not, individually or in the aggregate, result in a Material Adverse Effect and (iii) does not and will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Company or the Fund. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency, is required for the Fidus Entities’ execution, delivery and performance of this Agreement, the Formation Agreements, the Investment Advisory Agreement or the Administration Agreement or consummation of the transactions contemplated thereby and by the Prospectus and the Disclosure Package, except such as have already been obtained or made under the 1933 Act and the 1940 Act and such as may be required under any applicable state securities or blue sky laws or from FINRA. For purposes of this Agreement, the term “Formation Agreements” include (i) the Agreement and Plan of Merger dated [•], 2011 among Fidus LP Merger Sub, L.P. and the Fidus Entities, (ii) the Agreement and Plan of Merger dated [•], 2011 among Fidus Mezzanine Capital GP, LLC, the General Partner and the Company, and (iii) such other contribution agreements, operating agreements or amendments thereto, such as are required or necessary in order to consummate the transactions contemplated thereby.
     (o)     Commitments of the Partners of the Fund. All definitive agreements and subscription agreements executed or otherwise approved by affirmative vote by the requisite former limited partners of the Fund and former members of Fidus Mezzanine Capital GP, LLC prior to the Closing Time in respect of the Formation Transactions are fully legal, valid, binding and enforceable by their terms.
     (p)     Material Agreements. The Fidus Entities have entered into or adopted (i) a Custody Agreement with [•] that complies with Section 17(f) of the 1940 Act, (ii) a [Stock Transfer Agency & Service Agreement] with [•] in order to implement the Company’s dividend reinvestment plan, (iii) an Investment Advisory Agreement, (iv) an Administration Agreement, and (v) the Formation Agreements and Subscription Agreements with each of the former limited partners of the Fund and former members of Fidus Mezzanine Capital GP, LLC (all such agreements being herein referred to collectively as the “Material Agreements”). Each Material Agreement required to be described in the Disclosure Package and Prospectus has been accurately and fully described in all material respects. Neither the Company nor the Fund has sent or received notice of, or otherwise communicated or received communication with respect to, termination of any Material Agreement, nor has any such termination been threatened by any person.
     (q)     Formation Transactions. The respective Fidus Entity has complied with all agreements and satisfied all conditions on its part to be performed or satisfied in connection with the Formation Transactions as required by applicable law, the Formation Agreements and such

Fidus Entity’s charter and operating documents, and the Formation Transactions have been consummated. The entry by the Company and the Fund and any of their respective affiliates into the Formation Transactions and the taking by any such party of any and all actions permitted and/or required in connection with, and the consummation of the Formation Transactions contemplated in the Preliminary Prospectus (including, without limitation, any and all actions required and/or permitted in connection with the transfer of Common Shares to the Fund’s former limited partners, and the former members of Fidus Mezzanine Capital GP, LLC) have been duly authorized by all necessary corporate or other required action and do not and will not, whether with or without the giving of notice or passage of time or both, result in any violation of the provisions of the charter, bylaws and other organizational documents of either the Company or the Fund, each as amended from time to time, or any statute, law, rule, regulation, filing, judgment, order, injunction, writ or decree applicable to the Company or the Fund or any of their assets, properties or operations as would not, individually or in the aggregate, result in a Material Adverse Effect. All necessary or required filings with, or authorizations, approvals, consents, licenses, orders, registrations, qualifications or decrees of, any court or governmental authority or agency (including, without limitation, the United States Small Business Administration), domestic or foreign, in connection with the execution, delivery and/or performance of the Formation Agreements (as defined herein) and consummation of the Formation Transactions have been obtained, and any and all necessary or required authorizations, approvals, votes or other consents of any other person or entity for the performance by the Company or the Fund of their respective obligations in connection therewith, or the consummation of the transactions contemplated thereby, have been obtained, other than such as may be required with respect to the issuance of Common Shares to the Fund’s former limited partners and the former members of Fidus Mezzanine Capital GP, LLC under the 1933 Act and any applicable state securities or blue sky laws.
     (r)     Lock-Up Agreements. The Company has obtained for the benefit of the Underwriters the agreement (a “Lock-Up Agreement”), in the form set forth in Schedule D hereto from each of the Company’s executive officers and directors and, in connection with the Formation Transactions, from each former limited partner of the Fund and each former member of Fidus Mezzanine Capital GP, LLC, and the Company has provided written instructions to the transfer agent or other registrar to enter stop transfer instructions and implement stop transfer procedures with respect to such securities during the Lock-Up Period (as defined herein); and, during the Lock-Up Period, the Company will not cause or permit any waiver, release, modification or amendment of any such stop transfer instructions or stop transfer procedures without the prior written consent of Morgan Keegan.
     (s)     Intellectual Property Rights. The Fidus Entities own or possess sufficient trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as described in the Prospectus and the Disclosure Package; and the expected expiration of any of such Intellectual Property Rights would not result in a Material Adverse Effect. Neither Fidus Entity has received any notice of infringement or conflict with asserted intellectual property rights of others, which infringement or conflict, if the subject of an unfavorable decision, would result in a Material Adverse Effect. To the Fidus Entities’ knowledge, none of the technology employed by the Fidus Entities has been obtained or is being used by the Fidus Entities in violation of any contractual obligation binding on the Fidus Entities or any of its officers, directors or employees or otherwise in violation of the rights of any persons, which, if challenged and the subject of an unfavorable decision, ruling or finding, could reasonably be expected to result in a Material Adverse Effect.
     (t)     All Necessary Permits, etc. The Fidus Entities each possess such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses, and the Fidus Entities have not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to result in a Material Adverse Effect.
     (u)     Title to Property. The Fidus Entities own or lease or have access to all properties and assets as are necessary to the conduct of their respective operations as presently conducted.
     (v)     Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Fidus Entities, threatened, against the Fidus Entities, which is required to be disclosed in the Registration Statement, the Prospectus or the Disclosure Package (other than as disclosed therein), or which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the Formation Agreements or the performance by the Fidus Entities of their respective obligations hereunder or thereunder. The aggregate of all pending legal or governmental proceedings to which the Fidus Entities are a party or of which any of their property or assets is the subject which are not described in the Registration Statement, the Prospectus or the Disclosure Package, including ordinary routine litigation incidental to the business, could not reasonably be expected to have a Material Adverse Effect.
     (w)     Accuracy of Exhibits. There are no contracts or documents that are required to be described in the Registration Statement, the Prospectus or the Disclosure Package or to be filed as exhibits thereto by the 1933 Act that have not been so described and filed as required. Notwithstanding the foregoing, as of the date hereof, the Fidus Entities have not filed certain contracts and documents as exhibits to the Registration Statement, although all such exhibits will be filed by post-effective amendment pursuant to Rule 462(d) under the 1933 Act within twenty-four (24) hours of the execution of this Agreement.
     (x)     Partnership Tax. At all times from the date of its formation until the consummation of the Formation Transactions, the Fund was classified as a partnership for federal income tax purposes, and not as an association or publicly traded partnership taxable as a corporation, and each limited partner of the Fund was treated as a partner of the Fund for federal income tax purposes.
     (y)     Investment Adviser Status. None of the Fidus Entities are currently registered or required to register as an investment adviser under the Advisers Act.

     (z)     Registered Management Investment Company Status. Neither the Company, the Fund nor the General Partner is, or after giving effect to the offering and sale of the Shares, will be a “registered management investment company” or an entity “controlled” by a “registered management investment company,” as such terms are used under the 1940 Act.
     (aa)     Insurance. The Fidus Entities’ directors and officers/errors and omissions insurance policy and the Fidus Entities’ fidelity bond required by Rule 17g-1 under the 1940 Act are subject to legal and valid binders and at the Closing Time will be in full force and effect; each Fidus Entity is in compliance with the terms of such policy and fidelity bond in all material respects; and there are no claims by either Fidus Entity under any such policy or fidelity bond as to which any insurance company is denying liability or defending under a reservation of rights clause; and neither Fidus Entity has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and Prospectus.
     The Fidus Entities directly or indirectly maintain insurance covering their properties, operations, personnel and business as the Fidus Entities deem adequate; such insurance insures against such losses and risks to an extent which is adequate in accordance with customary industry practice to protect the Fidus Entities and their business; all such insurance is fully in force on the date hereof and will be fully in force at the time of purchase of the Shares.
     (bb)     Statistical, Demographic or Market-Related Data. Any statistical, demographic or market-related data included in the Registration Statement, the Disclosure Package or the Prospectus is based on or derived from sources that the Fidus Entities believe to be reliable and accurate and all such data included in the Registration Statement, the Disclosure Package or the Prospectus accurately reflects the materials upon which it is based or from which it was derived.
     (cc)     Investments. Save for those provided in the 1940 Act, the Code and the Small Business Investment Act of 1958 and the regulations promulgated thereunder (the “SBA Regulations”), there are no material restrictions, limitations or regulations with respect to the ability of the Fidus Entities to invest their assets as described in the Disclosure Package or the Prospectus.
     (dd)     Tax Law Compliance. The Fidus Entities have filed all necessary federal, state and foreign income and franchise tax returns and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them. The Fidus Entities have made adequate charges, accruals and reserves in the applicable financial statements referred to in the Prospectus and the Disclosure Package in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of the Fidus Entities have not been finally determined. The Fidus Entities are not aware of any tax deficiency that has been or might be asserted or threatened against the Company, the Fund or the General Partner that could reasonably be expected to result in a Material Adverse Effect.

     (ee)     Small Business Investment Company Status. The Fund is licensed to operate as a Small Business Investment Company (“SBIC”) by the U.S. Small Business Administration (“SBA”). The Fund’s SBIC license is in good standing with the SBA and no adverse regulatory findings contained in any examinations reports prepared by the SBA regarding the Fund are outstanding or unresolved. The method of operation of the Fund will permit it to continue to meet the requirements for qualification as an SBIC, subject to SBA approval, and the SBA has approved the change of control resulting from the Formation Transactions.
     (ff)     SBA Debentures. The Fund is eligible to sell securities guaranteed by the SBA. The Fund is not in default under the terms of any debenture which it has issued to the SBA for guaranty by the SBA or any other material monetary obligation.
     (gg)     Distribution of Offering Materials. The Fidus Entities have not distributed and will not distribute any offering material in connection with the offering and sale of the Shares other than the Registration Statement, the Prospectus or the Disclosure Package.
     (hh)     Absence of Registration Rights. Except as disclosed in the Prospectus, there are no persons with registration rights or other similar rights to have any securities registered pursuant to the Registration Statement or otherwise registered by the Fidus Entities under the 1933 Act.
     (ii)     Nasdaq Global Market. The Common Shares are registered pursuant to Section 12(b) of the 1934 Act and have been approved for quotation on the Nasdaq Global Market (“NASDAQ”) upon notice of issuance, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Shares under the 1934 Act or delisting the Common Shares from the NASDAQ, nor has the Company received any notification that the Commission or the NASDAQ is contemplating terminating such registration or listing. The Company has continued to satisfy all requirements for listing the Common Shares for trading on the NASDAQ.
     (jj)     FINRA Matters. All of the information provided to the Underwriters or to counsel for the Underwriters by the Fidus Entities and, to the knowledge of the Fidus Entities, its officers and, directors, and the former limited partners of the Fund in connection with letters, filings or other supplemental information provided to FINRA pursuant to FINRA Conduct Rule 5100 is true, complete and correct in all material respects.
     (kk)     No Price Stabilization or Manipulation. Neither the Company nor the Fund has taken and will not take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Common Shares.
     (ll)     Material Relationship with the Underwriters. Except as disclosed in the Disclosure Package and the Prospectus, neither the Company, the Fund nor the General Partner has any material lending or other relationship with a bank or lending institution affiliated with any of the Underwriters.

     (mm)     No Unlawful Contributions or Other Payments. Neither the Company, the Fund nor the General Partner nor, to the Company’s knowledge, any employee or agent of the Company, the Fund or the General Partner, has made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law or of the character required to be disclosed in the Prospectus and the Disclosure Package.
     (nn)     No Outstanding Loans or Other Indebtedness. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees or indebtedness by the Fidus Entities to or for the benefit of any of the officers or directors of the Fidus Entities, except as disclosed in the Prospectus and the Disclosure Package.
     (oo)     Compliance with Laws. Each of the Fidus Entities (i) is conducting its business in compliance with all laws, rules, regulations, decisions, directives and orders except for such failure to comply which would not reasonably be expected to result in a Material Adverse Effect and (ii) is conducting its business in compliance in all material respects with the applicable requirements of the SBA and the 1940 Act.
     (pp)     Compliance with the Sarbanes-Oxley Act of 2002. The Fidus Entities and, to their knowledge, their respective officers and directors (in such capacity) are in compliance with the provisions of the Sarbanes-Oxley Act of 2002 and the Commission’s published rules promulgated thereunder that are applicable to the Fidus Entities as of the date hereof.
     (qq)     No Violation of Foreign Corrupt Practices Act of 1977. Neither the Fidus Entities nor, to the knowledge of the Fidus Entities, any director, officer, employee or affiliate of the Fidus Entities is aware of or has taken any action, directly or indirectly, that would result in a violation by such entities or persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
     (rr)     No Sanctions by the Office of Foreign Assets Control. Neither the Company, the General Partner nor the Fund nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by the OFAC.
     (ss)     Money Laundering Laws. The operations of the Company, the General Partner and the Fund are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Fidus Entities or any of their respective subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Fidus Entities, threatened.
     (tt)     Certificates. Any certificate signed by any officer of the Fidus Entities and delivered to the Underwriters or to counsel for the Underwriters shall be deemed a representation and warranty by the Fidus Entities, to each Underwriter as to the matters covered thereby.
Section 2.     Representations and warranties of the Advisor.
     The Advisor represents and warrants to and agrees with each of the Underwriters, as of the date hereof, the Applicable Time (defined below), the Closing Time referred to in Section 3(c) hereof and as of each Date of Delivery (if any) referred to in Section 3(b) hereof, as follows:
     (a)     No Material Adverse Change. With respect to the Advisor, except as otherwise disclosed in the Disclosure Package and the Prospectus, subsequent to the respective dates as of which information is given in the Disclosure Package and the Prospectus: (i) there has been no Material Adverse Change, or any development that could reasonably be expected to result in a Material Adverse Effect; (ii) the Advisor has not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business or entered into any material transaction or agreement not in the ordinary course of business; and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Advisor.
     (b)     Good Standing. The Advisor is a limited liability company that is duly formed and validly existing as a limited liability company under the laws of the state of Delaware and is duly qualified as a foreign limited liability company to transact business, and is in good standing in each jurisdiction in which such qualification is required whether by reason of ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.
     (c)     Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. The Advisor is not in violation of or default under: (i) its certificate of formation or other organizational documents; (ii) any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument; or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over it or any of its properties, as applicable, except with respect to clauses (ii) and (iii) herein, for such violations or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.
     The Advisor’s execution, delivery and performance of this Agreement, the Investment Advisory Agreement and the Administration Agreement and consummation of the transactions contemplated thereby and by the Prospectus and the Disclosure Package (i) have been duly authorized by all necessary corporate action and will not result in any violation of the provisions of the organizations documents of the Advisor, (ii) will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Advisor pursuant to, or require the consent of any other party to, any existing instrument, except for such conflicts, breaches, defaults, liens, charges or encumbrances as would not, individually or in the aggregate, result in a Material Adverse Effect and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Advisor. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency, is required for the Advisor’s execution, delivery and performance of this Agreement, the Investment Advisory Agreement and the Administration Agreement or consummation of the transactions contemplated thereby and by the Prospectus and the Disclosure Package, except such as have already been obtained or made under the 1933 Act and the 1940 Act and such as may be required under any applicable state securities or blue sky laws or from FINRA.
     (d)     Intellectual Property Rights. The Advisor owns, has been licensed or otherwise possesses sufficient Intellectual Property Rights reasonably necessary to conduct its business as described in the Prospectus and the Disclosure Package; and the expected expiration of any of such Intellectual Property Rights would not result in a Material Adverse Effect. The Advisor has not received any notice of infringement or conflict with asserted intellectual property rights of others, which infringement or conflict, if the subject of an unfavorable decision, would result in a Material Adverse Effect. To the knowledge of the Advisor, none of the technology employed by the Advisor has been obtained or is being used by the Advisor in violation of any contractual obligation binding on the Advisor, or any of its respective officers, directors or employees or otherwise in violation of the rights of any persons, which, if challenged and the subject of an unfavorable decision, ruling or filing, could reasonably be expected to result in a Material Adverse Effect.
     (e)     All Necessary Permits, etc. The Advisor possesses such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses, and the Advisor has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to result in a Material Adverse Effect.
     (f)     Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Advisor, threatened, against the Advisor, which is required to be disclosed in the Registration Statement, the Prospectus or the Disclosure Package (other than as disclosed therein), or which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement, the Formation Transactions, the Investment Advisory Agreement, the Administration Agreement or the performance by the Advisor of its obligations hereunder or thereunder. The aggregate of all pending legal or governmental proceedings to which either the Advisor is a party or of which any of its property or assets is the subject which are not described in the Registration Statement, the Prospectus or the Disclosure Package, including ordinary routine litigation incidental to the business, could not reasonably be expected to have a Material Adverse Effect.

     (g)     Absence of Misstatements or Omissions. The description of the Advisor and its business, and the statements attributable to the Advisor, in the Registration Statement and the Prospectus complied and comply in all material respects with the provisions of the 1933 Act, the 1940 Act and the Advisers Act and did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (h)     Advisers Act. The Advisor is registered as an investment adviser under the Advisers Act and is not prohibited by the Advisers Act or the 1940 Act from acting under the Investment Advisory Agreement or the Administration Agreement for the Fidus Entities as contemplated by the Prospectus and the Disclosure Package.
     (i)     Registered Management Investment Company Status. The Advisor is not, and after giving effect to the offering and sale of the Shares, will not be, a “registered management investment company” or an entity “controlled” by a “registered management investment company,” as such terms are defined by the 1940 Act.
     (j)     Tax Law Compliance. The Advisor has filed all necessary federal, state and foreign income and franchise tax returns and has paid all taxes required to be paid by it and, if due and payable, any related or similar assessment, fine or penalty levied against it. The Advisor has made adequate charges, accruals and reserves in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of the Advisor has not been finally determined. The Advisor is not aware of any tax deficiency that has been or might be asserted or threatened against the Advisor that could reasonably be expected to result in a Material Adverse Effect.
     (k)     Insurance. The Advisor maintains insurance covering its properties, operations, personnel and business as it deems adequate; such insurance insures against such losses and risks to an extent which is adequate in accordance with customary industry practice to protect the Advisor and its business.
     (l)     No Price Stabilization or Manipulation. The Advisor has not taken and will not take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Common Shares.
     (m)     Material Relationship with the Underwriters. Except as disclosed in the Disclosure Package and the Prospectus, the Advisor has no material lending or other relationship with a bank or lending institution affiliated with any of the Underwriters.
     (n)     Financial Resources. The Advisor has the financial resources available to it necessary for the performance of its services and obligations as contemplated in the Disclosure Package, the Prospectus, this Agreement, the Formation Agreements, to the extent a party thereto, and the Investment Advisory Agreement and the Administration Agreement and the Advisor owns, leases or has access to all properties and other assets that are necessary to the conduct of its business and to perform the services, as described in the Registration Statement, the Disclosure Package and the Prospectus.
     (o)     Employment Status. The Advisor is not aware that (i) any executive, key employee or significant group of employees of the Fidus Entities, if any, the Advisor, or the General Partner, as applicable, plans to terminate employment with the Fidus Entities, the Advisor, or the General Partner, as applicable, or (ii) any such executive or key employee is subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar agreement that would be violated by the present or proposed business activities of the Fidus Entities, the Advisor, or the General Partner, except where such termination or violation would not reasonably be expected to have a Material Adverse Effect.
Section 3.     Sale and Delivery to Underwriters; Closing.
     (a)     Firm Shares. On the basis of the representations, warranties and covenants contained herein and subject to the terms and conditions set forth herein, the Company agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company, at the price of $[•] per share (representing a public offering price of $[•] per share, less an underwriting discount of $[•] per share), the number of Firm Shares set forth in Schedule A opposite the name of such Underwriter, plus any additional number of Firm Shares which such Underwriter may become obligated to purchase pursuant to the provisions of Section 11 hereof.
     (b)     Option Shares. In addition, on the basis of the representations and warranties contained herein and subject to the terms and conditions set forth herein, the Company hereby grants an option to the Underwriters, severally and not jointly, to purchase up to an additional [•] Common Shares in the aggregate, at the price per share set forth in Section 3(a) above, less the per share amount of any dividend or other distribution declared by the Company, the record date of which occurs during the period from the Closing Time through the Date of Delivery (as defined below) with respect thereto. The option hereby granted will expire 30 days after the date hereof and may be exercised in whole or in part from time to time only for the purpose of covering over-allotments which may be made in connection with the offering and distribution of the Firm Shares upon notice by the Representative to the Company setting forth the number of Option Shares as to which the several Underwriters are then exercising the option and the time and date of payment and delivery for such Option Shares. Any such time and date of delivery (a “Date of Delivery”) shall be determined by the Representative, but shall not be later than seven (7) full business days and no earlier than three (3) full business days after the exercise of said option, nor in any event prior to the Closing Time. If the option is exercised as to all or any portion of the Option Shares, each of the Underwriters, acting severally and not jointly, will purchase that proportion of the total number of Option Shares then being purchased which the number of Firm Shares set forth in Schedule A opposite the name of such Underwriter bears to the total number of Firm Shares, subject in each case to such adjustments as the Representative in its discretion shall make to eliminate any sales or purchases of a fractional number of Option Shares plus any additional number of Option Shares which such Underwriter may become obligated to purchase pursuant to the provisions of Section 11 hereof.

     (c)     Payment. Payment of the purchase price for, and delivery of certificates, if any, for the Firm Shares shall be made at the offices of Nelson Mullins Riley & Scarborough LLP, 101 Constitution Avenue, NW, Suite 900, Washington, D.C. 20001, or at such other place as shall be agreed upon by the Representative and the Company, at 10:00 a.m. (Eastern time) on the third (fourth, if the pricing occurs after 4:30 P.M. (Eastern time) on any given day) business day after the date hereof (unless postponed in accordance with the provisions of Section 11), or such other time not later than ten (10) business days after such date as shall be agreed upon by the Representative and the Company (such time and date of payment and delivery being herein called the “Closing Time”). In addition, in the event that any or all of the Option Shares are purchased by the Underwriters, payment of the purchase price for such Option Shares shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Representative and the Company, on each Date of Delivery as specified in the notice from the Representative to the Company.
     Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Representative for the respective accounts of the Underwriters of the Shares to be purchased by them. It is understood that each Underwriter has authorized the Representative, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Firm Shares and the Option Shares, if any, which it has agreed to purchase. Morgan Keegan, individually and not as representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Firm Shares or the Option Shares, if any, to be purchased by any Underwriter whose funds have not been received by the Closing Time or the relevant Date of Delivery, as the case may be, but such payment shall not relieve such Underwriter from its obligations hereunder.
     (d)     Denominations; Registration. Certificates for the Firm Shares and the Option Shares, if any, shall be in such denominations and registered in such names as the Representative may request in writing at least two (2) full business days before the Closing Time or the relevant Date of Delivery, as the case may be. The certificates for the Firm Shares and the Option Shares, if the Company determines to issue any such certificates, will be made available for examination and packaging by the Representative in Washington, D.C. no later than 10:00 a.m. (Eastern time) on the business day prior to the Closing Time or the relevant Date of Delivery, as the case may be. The Firm Shares and the Option Shares to be purchased hereunder shall be delivered at the Closing Time or the relevant Date of Delivery, as the case may be, through the facilities of the Depository Trust Company or another mutually agreeable facility, against payment of the purchase price therefore in immediately available funds to the order of the Company.
Section 4.     Covenants.
     The Fidus Entities and the Advisor, jointly and severally, covenant with each Underwriter as follows:
     (a)     Compliance with Securities Regulations and Commission Requests. The Company, subject to Section 4(b), will comply with the requirements of Rule 430A, and will notify the Representative as soon as practicable, and, in the case of clauses (ii)-(iv) of this Section 4(a), confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement shall become effective, or any supplement to the Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information, and (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of the Prospectus, or of the suspension of the qualification of the Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes. The Company will promptly effect the filings required by Rule 497 and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 497 was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus. The Company will make every reasonable effort to prevent the issuance of any stop order suspending the effectiveness of the Registration Statement pursuant to the 1933 Act, and, if any such stop order is issued, to obtain the lifting thereof at the earliest possible moment.
     (b)     Filing of Amendments. The Company will give the Representative notice of its intention to file or prepare any amendment to the Registration Statement, or any supplement or revision to either the Preliminary Prospectus, the Disclosure Package, or to the Final Prospectus, and will furnish the Underwriters with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Representative or counsel for the Underwriters shall reasonably object.
     (c)     Delivery of Registration Statements. Upon request the Company will deliver to the Underwriters and counsel for the Underwriters, without charge, signed copies of the Registration Statement as originally filed and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein) and signed copies of all consents and certificates of experts, and will also deliver to the Underwriters, without charge, a conformed copy of the Registration Statement as originally filed and of each amendment thereto (without exhibits) for each of the Underwriters. The copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.
     (d)     Delivery of Prospectuses. The Company has delivered to each Underwriter, without charge, as many copies of the Prospectus, the Preliminary Prospectus and the Prospectus as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will furnish to each Underwriter, without charge, during the period when the Prospectus is required to be delivered under the 1933 Act, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

     (e)     Continued Compliance with Securities Laws. The Fidus Entities will comply with the 1933 Act and the 1940 Act so as to permit the completion of the distribution of the Shares as contemplated in this Agreement and in the Prospectus. If at any time when a prospectus is required by the 1933 Act to be delivered in connection with sales of the Shares, any event shall occur or condition shall exist as a result of which it is necessary, in the reasonable opinion of counsel for the Underwriters or for the Company, to amend the Registration Statement or amend or supplement the Prospectus in order that the Prospectus will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of such counsel, at any such time to amend the Registration Statement or amend or supplement the Prospectus in order to comply with the requirements of the 1933 Act, the Company will promptly prepare and file with the Commission, subject to Section 4(b), such amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement or the Prospectus comply with such requirements, and the Company will furnish to the Underwriters such number of copies of such amendment or supplement as the Underwriters may reasonably request.
     (f)     Amendments or Supplements to the Disclosure Package. If there occurs an event or development as a result of which the Disclosure Package would include an untrue statement of a material fact or would omit to state a material fact necessary in order to make the statements therein, in light of the circumstances then prevailing, not misleading, the Company will promptly notify the Representative so that any use of the Disclosure Package may cease until it is amended or supplemented (at the sole cost and expense of the Company).
     (g)     Blue Sky Qualifications. The Company will use its best efforts, in cooperation with the Representative, to qualify the Shares for offering and sale under the applicable securities laws of such states and other jurisdictions of the United States (or outside of the United States) as the Representative may designate and to maintain such qualifications in effect so long as required for the distribution of the Shares; provided, however, that the foregoing shall not apply to the extent that the Shares are “covered securities” that are exempt from state regulation of securities offerings pursuant to Section 18 of the 1933 Act; and provided, further, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.
     (h)     Rule 158. The Fidus Entities will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its security holders as soon as practicable, but in any event not later than 16 months after the date hereof, an earnings statement for the purposes of, and to provide the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.
     (i)     Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Shares in the manner specified in the Prospectus and the Disclosure Package under “Use of Proceeds.”

     (j)     Listing. The Company will use its reasonable best efforts to cause the Shares to be duly authorized for listing on the NASDAQ, prior to the date the Shares are issued.
     (k)     Restriction on Sale of Shares. During a period of 180 days from the date of the Final Prospectus (the “Lock-Up Period”), the Company will not, without the prior written consent of Morgan Keegan, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Shares, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Shares or such other securities, in cash or otherwise. Notwithstanding the foregoing, if (1) during the last 17 days of the Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, the restrictions imposed by this Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The restrictions in this Section 4 shall not apply to (A) the Shares to be sold hereunder, (B) the Common Shares issued pursuant to the Company’s dividend reinvestment plan, or (C) the Common Shares issued in connection with the Formation Transactions.
     (l)     Reporting Requirements. The Fidus Entities, during the period when the Prospectus is required to be delivered under the 1933 Act or the 1934 Act, will file all documents required to be filed with the Commission pursuant to the 1933 Act, the 1934 Act and the 1940 Act within the time periods required by the 1933 Act, the 1934 Act and the 1940 Act.
     (m)     Subchapter M. The Company will elect to be taxed as a regulated investment company beginning with its taxable year ending December 31, 2011, and will use its best efforts to maintain qualification as a regulated investment company under Subchapter M of the Code.
     (n)     Tax Classification of the Fund. At all times subsequent to the Closing Time, the Fund will be treated either as a disregarded entity or a partnership for federal income tax purposes and will not be treated as an association or a publicly traded partnership taxable a corporation for federal income tax purposes.
     (o)     No Manipulation of Market for Shares. Except for the authorization of actions permitted to be taken by the Underwriters as contemplated herein or in the Prospectus, the Fidus Entities will not take, directly or indirectly, any action designed to cause or to result in, or that might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares in violation of federal or state securities laws.

     (p)     Rule 462(b) Registration Statement. If the Company elects to rely upon Rule 462(b), the Company shall file a Rule 462(b) Registration Statement with the Commission in compliance with Rule 462(b) by 10:00 P.M., Washington, D.C. time, on the date of this Agreement, and the Company shall at the time of filing either pay to the Commission the filing fee for the Rule 462(b) Registration Statement or give irrevocable instructions for the payment of such fee pursuant to Rule 111(b) under the 1933 Act.
     (p)     Continued Compliance with SBA Requirements. The Fund will continue to comply with the requirements for qualification as an SBIC, subject to SBA approval.
The Underwriters covenant to the Fidus Entities as follows:
     (q)     FINRA No Objection Letter. The Underwriters agree to use their best efforts to obtain a no objection letter from FINRA regarding the fairness and reasonableness of the underwriting terms and arrangements.
Section 5.     Payment of Expenses.
     (a)     Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of this Agreement, any agreement among Underwriters and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Shares, (iii) the preparation, issuance and delivery of the certificates for the Shares, if any, to the Underwriters, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Shares to the Underwriters, (iv) the fees and disbursements of the Fidus Entities’ counsel, accountants and other advisers, (v) the printing and delivery to the Underwriters of copies of the Prospectus and any amendments or supplements thereto, (vi) the fees and expenses of any transfer agent or registrar for the Shares, (vii) the filing fees incident to the review by FINRA of the terms of the sale of the Shares, (viii) the fees and expenses incurred in connection with the qualification of the Shares for offering and sale under any applicable securities laws of such states and other jurisdictions (domestic or foreign) as necessary and for the listing of the Shares on the NASDAQ, and (ix) the transportation, lodging, graphics and other expenses of the Fidus Entities and their officers related to the preparation for and participation by the Fidus Entities and its officers in the road show.
     (b)     Termination of Agreement. If this Agreement is terminated by the Underwriters in accordance with the provisions of Section 6 or Section 10(a) hereof, the Fidus Entities shall reimburse, or arrange for an affiliate to reimburse, the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.
Section 6.     Conditions of Underwriters’ Obligations.
     The obligations of the Underwriters hereunder are subject to the accuracy of the representations and warranties of the Fidus Entities and the Advisor, contained in Section 1 and

Section 2 hereof or in certificates of any officer of the Fidus Entities and the Advisor delivered pursuant to the provisions hereof, to the performance by the Fidus Entities of their covenants and other obligations hereunder, and to the following further conditions:
     (a)     Effectiveness of Registration Statement. The Registration Statement shall have become effective and at the Closing Time no stop order or other temporary or permanent order or decree (whether under the 1933 Act or otherwise) suspending the effectiveness of the Registration Statement or the use of the Prospectus shall have been issued or otherwise be in effect, and no proceedings with respect to either shall have been initiated or, to the Company’s knowledge, threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Underwriters. A prospectus containing the Rule 430A Information shall have been filed with the Commission in accordance with Rule 497 (or a post-effective amendment providing such information shall have been filed and declared effective in accordance with the requirements of Rule 430A).
     (b)     Opinions of Counsel for the Fidus Entities. At the Closing Time, the Representative shall have received the opinion, dated as of the Closing Time, from Nelson Mullins Riley & Scarborough LLP and Wildman, Harrold, Allen & Dixon, counsel for the Fidus Entities and the Advisor as to matters set forth in Schedule C hereto.
     (c)     Opinion of Counsel for Underwriters. At the Closing Time, the Representative shall have received the favorable opinion, dated as of the Closing Time, from Bass, Berry & Sims PLC, counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters with respect to the Registration Statement, the Prospectus and other related matters as the Representative may reasonably require. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of Tennessee and the federal law of the United States, upon the opinions of counsel satisfactory to the Representative.
     (d)     Officers’ Certificate of the Company and the Fund. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Prospectus, any Material Adverse Change or any development involving a prospective Material Adverse Change, and the Representative shall have received a certificate of a duly authorized officer and the chief financial or chief accounting officer of the Company and the General Partner of the Fund dated as of the Closing Time, to the effect that (i) there has been no such Material Adverse Change, (ii) the representations and warranties in Section 1 hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time, (iii) the respective Fidus Entity has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Time, and (iv) no stop order suspending the effectiveness of the Registration Statement, pursuant to Section 8(d) of the 1933 Act, has been issued and no proceedings for any such purpose have been instituted or, to the knowledge of the Fidus Entities, are pending or are contemplated by the Commission.

     (e)     Officer’s Certificate of the Advisor. At the Closing Time, the Representative shall have received a certificate of a duly authorized officer of the Advisor dated as of the Closing Time, to the effect that (i) the representations and warranties in Section 2 hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time, and (ii) the Advisor has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Time.
     (f)     Accountant’s Comfort Letter. At the time of the execution of this Agreement, the Representative shall have received from McGladrey & Pullen, LLP a letter, dated such date, in form and substance satisfactory to the Representative, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the Prospectus.
     (g)     Bring-down Comfort Letter. At the Closing Time, the Representative shall have received from McGladrey & Pullen, LLP a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to Section 6(f) of this Agreement, except that the specified date referred to shall be a date not more than three (3) business days prior to the Closing Time.
     (h)     No Objection. FINRA has confirmed that it has not raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements.
     (i)     Lock-Up Agreements. The Fidus Entities shall have procured for the benefit of the Underwriters, Lock-up Agreements in the form of Schedule D attached hereto, from each of the Company’s executive officers and directors and, in connection with the Formation Transactions, from each former limited partner of the Fund and each former member of Fidus Mezzanine Capital GP, LLC.
     (j)     Approval of Listing. At the Closing Time, the Shares shall have been approved for listing on NASDAQ, subject only to official notice of issuance.
     (k)     Additional Documents. At the Closing Time and at each Date of Delivery, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Shares as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions herein contained; and all proceedings taken by the Fidus Entities in connection with the Formation Transactions, the Fidus Entities’ BDC Election and all proceedings taken by the Fidus Entities in connection with issuance and sale of the Shares as herein contemplated shall be reasonably satisfactory in form and substance to the Representative and counsel for the Underwriters.
     (l)     Closing of Formation Transactions. The Formation Transactions shall have been consummated in substantially the form and with the economic effect disclosed in the Disclosure Package.

     (m)     Conditions to Purchase of Option Shares. In the event that the Underwriters exercise their option provided in Section 3(b) hereof to purchase all or any portion of the Option Shares, the representations and warranties of the Fidus Entities contained herein and the statements in any certificates furnished by the Fidus Entities hereunder shall be true and correct as of each Date of Delivery and, at the relevant Date of Delivery, the Representative shall have received:
(i)     Officers’ Certificates of the Fidus Entities. Certificates, dated such Date of Delivery, of a duly authorized officer and the chief financial or chief accounting officer of the Company and the General Partner of the Fund confirming that the information contained in the certificate delivered by each of them at the Closing Time pursuant to Section 6(d) hereof remains true and correct as of such Date of Delivery.
(ii)     Officer’s Certificate of the Advisor. Certificate, dated such Date of Delivery, of a duly authorized officer of the Advisor confirming that the information contained in the certificate delivered by the Advisor at the Closing Time pursuant to Section 6(e) hereof remains true and correct as of such Date of Delivery.
(iii)     Opinions of Counsel for the Fidus Entities. The opinion of Nelson Mullins Riley & Scarborough LLP and Wildman, Harrold, Allen & Dixon, acting as counsel for the Fidus Entities and the Advisor dated such Date of Delivery, relating to the Option Shares to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 6(b) hereof.
(iv)     Opinion of Counsel for the Underwriters. The opinion of Bass, Berry & Sims PLC, counsel for the Underwriters, dated such Date of Delivery, relating to the Option Shares to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 6(c) hereof.
(v)     Bring-down Comfort Letter. A letter from McGladrey & Pullen, LLP in form and substance satisfactory to the Representative and dated such Date of Delivery, substantially in the same form and substance as the letter furnished to the Representative pursuant to Section 6(f) hereof, except that the specified date referred to shall be a date not more than three (3) business days prior to the Date of Delivery.
     (n)     Termination of Agreement. If any condition specified in this Section 6 shall not have been fulfilled when and as required to be fulfilled, this Agreement, or, in the case of any condition to the purchase of Option Shares, on a Date of Delivery which is after the Closing Time, the obligations of the several Underwriters to purchase the relevant Option Shares, may be terminated by the Representative by notice to the Company at any time at or prior to the Closing Time or such Date of Delivery, as the case may be, and such termination shall be without liability of any party to any other party except as provided in Section 5 and except that Sections 1, 7, 8, 9 and 11 shall survive any such termination and remain in full force and effect.

Section 7.     Indemnification.
     (a)     Indemnification of Underwriters. Each of the Fidus Entities and the Advisor, jointly and severally, agree to indemnify, defend and hold harmless each Underwriter, its partners, directors, officers and employees, and any person who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, and the successors and assigns of all of the foregoing persons, from and against:
(i)     any and all loss, damage, expense, liability or claim whatsoever (including the reasonable cost of any investigation incurred in connection therewith) which, jointly or severally, any such Underwriter or any such person may incur under the 1933 Act, the 1934 Act, the 1940 Act, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon (A) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including the Rule 430A Information, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or (B) any untrue statement or alleged untrue statement of a material fact included in the Disclosure Package or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(ii)     against any and all loss, damage, expense, liability or claim whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever arises out of or is based upon any such untrue statement or omission referred to in clause (i), or any such alleged untrue statement or omission; provided that (subject to Section 7(e) below) any such settlement is effected with the written consent of the Company; and
(iii)     against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by Morgan Keegan), reasonably incurred in investigating, preparing or defending against any actual or threatened litigation (including the fees and disbursements of counsel chosen by Morgan Keegan), or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under clauses (i) or (ii) above.
Notwithstanding the foregoing, the indemnification provisions set forth in this Section 7(a) shall not apply to any loss, damage, expense, liability or claim to the extent arising out of or based upon any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through

Morgan Keegan or its counsel expressly for use in the Registration Statement (or any amendment thereto), including the Rule 430A Information, the Disclosure Package or the Prospectus (or any amendment or supplement thereto). Moreover, that the Fidus Entities will not be liable to any Underwriter with respect to the Prospectus and the Disclosure Package to the extent that the Fidus Entities shall sustain the burden of proving that any such loss, damage, expense, liability or claim resulted from the fact that such Underwriter, in contravention of a requirement of this Agreement or applicable law, sold Shares to a person to whom such Underwriter failed to send or give, at or prior to the Closing Time, a copy of the final Prospectus, as then amended or supplemented if: (i) the Fidus Entities shall have previously furnished copies of the Prospectus (sufficiently in advance of the Closing Time to allow for distribution by the Closing Time) to the Underwriter and the loss, damage, expense, liability or claim against such Underwriter resulted from an untrue statement or omission of a material fact contained in or omitted from the Disclosure Package which was corrected in the Prospectus prior to the Closing Time and such Prospectus was required by law to be delivered at or prior to the written confirmation of sale to such person; and (ii) such failure to give or send such Prospectus by the Closing Time to the party or parties asserting such loss, damage, expense, liability or claim would have constituted a defense to the claim asserted by such person.
     (b)     Indemnification of Fidus Entities, Directors and Officers. Each Underwriter severally agrees to indemnify and hold harmless the Fidus Entities, their directors, officers, and each person, if any, who controls the Fidus Entities within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, damage, expense, liability or claim described in subsection (a) of this Section 7, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including the Rule 430A Information, the Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by such Underwriter through Morgan Keegan or its counsel expressly for use in the Registration Statement (or any amendment thereto) or the Disclosure Package or the Prospectus (or any amendment or supplement thereto).
     (c)     Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to subsection (a) of this Section 7, counsel to the indemnified parties shall be selected by Morgan Keegan, and, in the case of parties indemnified pursuant to subsection (b) of this Section 7, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 7 or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.
     (d)     Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by subsection (a)(ii) of this Section 7 effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement; provided that an indemnifying party shall not be liable for any such settlement effected without its consent if such indemnifying party, prior to the date of such settlement, (1) reimburses such indemnified party in accordance with such request for the amount of such fees and expenses of counsel as the indemnifying party believes in good faith to be reasonable, and (2) provides written notice to the indemnified party that the indemnifying party disputes in good faith the reasonableness of the unpaid balance of such fees and expenses.
     (e)     Limitations on Indemnification. Any indemnification by the Fidus Entities shall be subject to the requirements and limitations of Section 17(i) of the 1940 Act and 1940 Act Release 11330.
     (f)     Information Provided By Underwriters. The Fidus Entities and the Underwriters acknowledge and agree that (i) the concession and reallowance figures appearing in the “Underwriting” section under the caption “Underwriting Discounts and Commissions” in the Prospectus, (ii) the information appearing in the “Underwriting” section under the caption “Price Stabilization, Short Positions and Penalty Bids” in the Prospectus, and (iii) the list of Underwriters and their respective participation in the sale of the Shares in the Prospectus constitute the only information furnished in writing by or on behalf of the several Underwriters for inclusion in the Prospectus.
Section 8.     Contribution.
     If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims,

damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Fidus Entities on the one hand and the Underwriters on the other hand from the offering of the Shares pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Fidus Entities on the one hand and of the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.
     The relative benefits received by the Fidus Entities on the one hand and the Underwriters on the other hand in connection with the offering of the Shares pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Shares pursuant to this Agreement (before deducting expenses) received by the Fidus Entities and the total underwriting discount received by the Underwriters (whether from the Fidus Entities or otherwise), in each case as set forth on the cover of the Final Prospectus bear to the aggregate public offering price of the Shares as set forth on such cover.
     The relative fault of the Fidus Entities on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Fidus Entities or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     The Fidus Entities and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 8. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.
     No Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.
     Notwithstanding the provisions of this Section 8, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     For purposes of this Section 8, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such Underwriter, and each director and officer of the Fidus Entities, and each person, if any, who controls either of the Fidus Entities, within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Fidus Entities. The Underwriters’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the number of Firm Shares set forth opposite their respective names in Schedule A hereto and not joint.
     Any contribution by the Fidus Entities shall be subject to the requirements and limitations of Section 17(i) of the 1940 Act and 1940 Act Release 11330.
Section 9.     Representations and Warranties to Survive Delivery.
     All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Fidus Entities submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or controlling person, or by or on behalf of the Fidus Entities, and shall survive delivery of the Shares to the Underwriters.
Section 10.     Termination of Agreement.
     (a)     Termination; General. The Underwriters may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if there has been, since the time of execution of this Agreement or since the date of the Final Prospectus, any Material Adverse Change whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any material outbreak of hostilities or material escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representative, impracticable or inadvisable to market the Shares or to enforce contracts for the sale of the Shares, or (iii) if trading in the Common Shares of the Company has been suspended or materially limited by the Commission or the NASDAQ, or if trading generally on the New York Stock Exchange has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the NASDAQ or any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (iv) if a banking moratorium has been declared by either Federal or New York state authorities.
     (b)     Liabilities. If this Agreement is terminated pursuant to this Section 10, such termination shall be without liability of any party to any other party except as provided in Section 5 hereof, and provided further that Sections 1, 7, 8, 9, 12, 13 and 14 shall survive such termination and remain in full force and effect.

Section 11.     Default by One or More of the Underwriters.
     (a)     If one or more of the Underwriters shall fail at the Closing Time or any Date of Delivery to purchase the Shares which it or they are obligated to purchase under this Agreement (the “Defaulted Shares”), the Underwriters shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Shares in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Underwriters shall not have completed such arrangements within such 24-hour period, then:
(i)     if the number of Defaulted Shares does not exceed 10% of the number of Shares to be purchased on such date, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or
(ii)     if the number of Defaulted Shares exceeds 10% of the number of Shares to be purchased on such date, this Agreement or, with respect to any Date of Delivery which occurs after the Closing Time, the obligation of the Underwriters to purchase and of the Company to sell the Option Shares to be purchased and sold on such Date of Delivery, shall terminate without liability on the part of any non-defaulting Underwriter, the Fidus Entities, or the Advisor.
     (b)     No action taken pursuant to this Section 11 shall relieve any defaulting Underwriter from liability in respect of its default.
     (c)     In the event of any such default which does not result in a termination of this Agreement or, in the case of a Date of Delivery which is after the Closing Time, which does not result in a termination of the obligation of the Underwriters to purchase and the Company to sell the relevant Option Shares, as the case may be, either the Underwriters or the Company shall have the right to postpone the Closing Time or the relevant Date of Delivery, as the case may be, for a period not exceeding seven (7) days in order to effect any required changes in the Registration Statement or Final Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 11.
Section 12.     Notices.
     All communications hereunder shall be in writing and shall be mailed, hand delivered or telecopied and confirmed to the parties hereto as follows:

If to the Underwriters:	with a copy to:

Morgan Keegan & Company, Inc.	Bass, Berry & Sims PLC
50 North Front Street	100 Peabody Place, Suite 900
Memphis, Tennessee 38103	Memphis, Tennessee 38103

Facsimile: (901) 579-4388	Facsimile: (901) 543-5999
Attention: Larry Herman	Attention: John A. Good, Esq.

If to the Fidus Entities:	with a copy to:

Fidus Investment Corporation	Nelson Mullins Riley & Scarborough LLP
1603 Orrington Avenue, Suite 820	101 Constitution Avenue, NW, Suite 900
Evanston, Illinois 60201	Washington, D.C. 20001
Facsimile: (847) 859-3953	Facsimile: (202) 712-2856
Attention: Edward H. Ross	Attention: Jonathan H. Talcott, Esq.
Any party hereto may change the address for receipt of communications by giving written notice to the others.
Section 13.     Parties.
     This Agreement shall each inure to the benefit of and be binding upon the Underwriters, the Fidus Entities and their respective partners and successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Fidus Entities and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Fidus Entities and their respective partners and successors, and said controlling persons and officers, directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Shares from any Underwriter shall be deemed to be a successor by reason merely of such purchase.
Section 14.     No Fiduciary Obligation.
     The Fidus Entities acknowledges and agrees that each of the Underwriters have acted, and are acting, solely in the capacity of an arm’s-length contractual counterparty to the Fidus Entities with respect to the offering of the Shares contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Fidus Entities or any other person. Additionally, the Underwriters have not advised, and are not advising, the Fidus Entities or any other person as to any legal, tax, investment, accounting or regulatory matter in any jurisdiction with respect to the transactions contemplated hereby. The Fidus Entities shall consult with their own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Fidus Entities with respect thereto. Any review by the Underwriters of the Fidus Entities, the transactions contemplated hereby or other matters relating to such transactions has been and will be performed solely for the benefit of the Underwriters and have not been and shall not be on behalf of the Fidus Entities or any other person. It is understood that the offering price was arrived at through arm’s-length negotiations between the Underwriters and the Fidus

Entities, and that such price was not set or otherwise determined as a result of expert advice rendered to the Fidus Entities by any Underwriter. The Fidus Entities acknowledge and agree that the Underwriters are collectively acting as an independent contractor, and any duty of the Underwriters arising out of this Agreement and the transactions completed hereby shall be contractual in nature and expressly set forth herein. Notwithstanding anything in this Agreement to the contrary, the Fidus Entities acknowledge that the Underwriters may have financial interests in the success of the offering contemplated hereby that are not limited to the difference between the price to the public and the purchase price paid to the Company by the Underwriters for the Shares.
Section 15.     Governing Law and Time.
     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SAID STATE. UNLESS OTHERWISE EXPLICITLY PROVIDED, SPECIFIED TIMES OF DAY REFER TO EASTERN STANDARD TIME.
Section 16.     Effect of Headings.
     The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Fidus Entities, the Advisor and the Underwriters and in accordance with its terms.

Very truly yours, Fidus Investment Corporation
By:
Name:
Title:

Fidus Mezzanine Capital, L.P.
By:
Name:
Title:

Fidus Investment Advisors, LLC
By:
Name:
Title:

Confirmed and Accepted,
     as of the date first above written:

MORGAN KEEGAN & COMPANY, INC. For itself and acting as Representative of the several Underwriters named in Schedule A hereto.
By:
Name:
Title:

SCHEDULE A

Number of
Name of Underwriter	Firm Shares
Morgan Keegan & Company, Inc.
Robert W. Baird & Co. Incorporated
BB&T Capital Markets, a division of Scott & Stringfellow, LLC
Oppenheimer & Co. Inc.
Total